UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Gavell, Stefan M
   State Street Corporation
   225 Franklin Street
   Boston, MA  02110
2. Date of Event Requiring Statement (Month/Day/Year)
   3/12/02
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   State Street Corporation
   STT
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Acting Executive Vice President, CFO and Treasurer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |3,812                 |D               |                                               |
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Common Stock                               |4,470                 |I               |401(k) Plan(1)                                 |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Employee Stock Option (r|6/19/98- |6/18/07  |Common Stock           |3,000    |26.21875  |D(2)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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                        |6/19/00  |         |                       |         |          |             |                           |
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Employee Stock Option (r|6/18/99- |6/17/08  |Common Stock           |3,000    |34.15625  |D(2)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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                        |6/18/01  |         |                       |         |          |             |                           |
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Employee Stock Option (r|6/17/00- |6/16/09  |Common Stock           |7,406    |40.51565  |D(2)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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                        |6/17/02  |         |                       |         |          |             |                           |
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Employee Stock Option (r|12/16/00-|2/16/10  |Common Stock           |25,000   |39.25     |D(2)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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                        |12/16/02 |         |                       |         |          |             |                           |
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Employee Stock Option (r|12/21/01-|12/20/10 |Common Stock           |15,600   |60.73750  |D(2)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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                        |12/21/03 |         |                       |         |          |             |                           |
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Employee Stock Option (r|12/20/02-|12/19/11 |Common Stock           |25,800   |51.975    |D(2)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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                        |12/20/04 |         |                       |         |          |             |                           |
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Employee Stock Option (r|2/21/03- |12/20/12 |Common Stock           |13,500   |49.705    |D(2)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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                        |2/21/05  |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) As of last plan
statement.
(2) Employee stock option granted pursuant to State Street Corporation 1997 Equity Incentive Plan exercisable in 33 1/3% installments over a three-year
period.
SIGNATURE OF REPORTING PERSON
/s/Stefan M. Gavell
DATE
03/19/02